Exhibit 16.1

March 3, 2009

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

USA

Dear Ladies and Gentlemen,

We are the former independent auditors for Xcellink International Inc. (formerly Bluebird Exploration Company), a Nevada corporation (the “Company”). We have read the Company’s current report on Form 8-K dated March 2, 2009 (the “Form 8-K”) and are in agreement with the disclosures regarding our firm as included in the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/ MacKay LLP

MACKAY LLP

Chartered Accountants

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